Exhibit 10.2

COMMON STOCK PUT AND CALL AGREEMENT

This COMMON STOCK PUT AND CALL AGREEMENT (this “Agreement”), dated as of September 11, 2008, is entered into by and among Jamba, Inc., a Delaware corporation (the “Company”), and those lenders listed on the Schedule of Put Holders attached hereto (each individually, a “Put Holder” and collectively, the “Put Holders”).

WHEREAS, in connection with that certain Financing Agreement, dated as of even date herewith, by and among the Company, Jamba Juice Company, Victory Park Management, LLC, as administrative agent and collateral agent, and the Put Holders (the “Financing Agreement”), the Company has agreed, upon the terms and subject to the conditions of the Financing Agreement, to issue and sell on the date hereof to each Put Holder certain shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, to induce the Put Holders to execute and deliver the Financing Agreement, the Company has agreed to provide certain rights to the Put Holders to sell their respective shares of Common Stock to the Company;

WHEREAS, the Put Holders have agreed to provide certain rights to the Company to purchase their respective shares of Common Stock from the Put Holders;

WHEREAS, this Agreement constitutes a Transaction Document (as defined in the Financing Agreement); and

WHEREAS, capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Financing Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties to this Agreement mutually agree as follows:

1. Grant of Put Rights.

1.1 During the period from and after the earlier of (i) the twelve (12) month anniversary of the Closing Date, (ii) the payment in full of the Notes, (iii) the occurrence of any Event of Default of the type described in Section 10.1(c) or (d) of the Financing Agreement, (iv) the failure of the Common Stock to be listed on the Principal Market, (v) any default by the Company of the covenants set forth in (I) the first sentence of Section 8.17 (Form D and Blue Sky) of the Financing Agreement or (II) Section 8.26 (Disclosure of Transactions and Other Material Information) of the Financing Agreement, and (vi) the failure of the Company to file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act to the extent required to permit the Put Holders to sell or transfer their shares of Common Stock pursuant to the applicable provisions of Rule 144 (or successor thereto) promulgated under the 1933 Act (provided, that the Put Rights (as defined below) shall no longer be exercisable following the date on which the Put Holders shall have sold all of the Registrable Securities (other than a sale to any affiliate of any Put Holder)), each of the Put Holders shall have the full, unfettered and unrestricted right (collectively, the “Put Rights”), but not the obligation, by delivery of a written notice to the Company (the “Put Notice”) at any time during such period, to cause the Company to purchase, and the Company shall purchase, up to that number of shares of Common Stock held by such Put Holder as set forth in the Put Notice (the “Put Securities”), at a price equal to $1.50 per share (the “Per Share Put Price”); provided, however, that in no event shall the number of Put Securities for such Put Holder be greater than that number of shares of Common Stock set forth opposite the name of such Put Holder under the heading “Maximum Number of Put/Call Securities” on Schedule A attached hereto (as adjusted pursuant to Section 1.3). Notwithstanding anything to the contrary herein, the Put Rights shall terminate and be of no force or effect if (x) (A) the Company’s outside legal counsel provides a written opinion to the Put Holders, in a form customary for transactions of this type, that the Company has not provided the Put Holders with any information that would currently constitute material non-public information regarding the Company or any of its Subsidiaries and that there is no other legal reason why the Put Holders could or should not sell their respective shares of Common Stock on the Primary Market, and (B) the Company represents and warrants to the Put Holders that the Company has not provided the Put Holders with any information that would currently constitute material non-public information regarding the Company or any of its Subsidiaries and that there is no other legal reason why the Put Holders could or should not sell their respective shares of Common Stock on the Primary Market, and agrees in writing to indemnify and hold harmless the Put Holders from and against any and all Indemnified Liabilities incurred by any of them as a result of, or arising out of or relating to such representation and warranty being false, misleading or inaccurate, or (y) (A) following the twelve (12) month anniversary of the Closing Date, the average daily trading price for a share of Common Stock on the Primary Market for twenty (20) trading days (“Selected Trading Days”) during any thirty (30) trading day period is greater than $1.50, and (B) the average daily trading volume of shares of Common Stock on the Primary Market during such Selected Trading Days is equal to or greater than 250,000 shares.

1.2 The number of Put Securities to be purchased by the Company as set forth in the applicable Put Notice multiplied by the Per Share Put Price (as adjusted pursuant to Section 1.3) is hereinafter referred to as the “Aggregate Put Price”. The Put Rights granted hereby may be exercised by one or more of the Put Holders (in each such Put Holder’s sole discretion), and as to all or any portion of the shares of Common Stock subject to such Put Rights. The Put Rights may be exercised more than once.

1.3 In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, mergers or other similar events, the Per Share Put Price and the number of shares subject to the Put Rights granted hereunder shall be correspondingly adjusted to give each Put Holder, upon exercise of the Put Rights granted hereunder, the same aggregate payment as such Put Holder would have been entitled to receive had such Put Rights been exercised immediately prior to such event.

2. Purchase of Put Securities.

2.1 The closing of the purchase of the Put Securities by the Company pursuant to Section 1 (the “Put Closing”), shall take place at the principal office of the Company as soon as practicable but not later than five (5) days (the “Required Put Closing Date”) after a Put Notice has been given to the Company. At the Put Closing, the Company shall deliver the payment for the Put Securities in cash in U.S. dollars by delivery to each Put Holder of the applicable Aggregate Put Price by wire transfer of immediately available funds to an account or accounts designated in writing by such Put Holder prior to the Put Closing. If for any reason the Company fails or is unable to deliver the required cash to the Put Holders in the full amount of the Aggregate Put Price on the Required Put Closing Date, then notwithstanding any other provisions of this Section 2, (a) the Put Holders shall thereupon be freely entitled to bring any suit, proceeding or any other action or to otherwise pursue any and all remedies to enforce the Company’s obligations under this Section 2 or to recover damages for the breach of this Agreement by the Company (including without limitation, an action for the Aggregate Put Price plus all accrued interest thereon, plus all costs and expenses, as set forth below), and (b) the Aggregate Put Price shall accrue interest at twenty percent (20%) per annum from and after the date of the Put Notice. The Company shall reimburse and pay over to the Put Holders the full amount of any and all costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to any such enforcement and/or recovery of damages.

2.2 Without limiting the terms of Section 2.1 hereof, the Company shall exercise its reasonable best efforts to procure all legally available funds, including funds obtained by amending and/or refinancing its agreements and indentures with financial institutions governing indebtedness for borrowed money, necessary to facilitate the payment of the full amount of the Aggregate Put Price in cash on the Required Put Closing Date. The Company shall not enter into any agreement after the date hereof (including any amendment or restatement of any existing agreement) which would prohibit or restrict its ability to pay the full amount of the Aggregate Put Price in cash on the Required Put Closing Date.

2.3 From the date hereof until the earlier of (i) the full amount of the Aggregate Put Price having been paid in cash or (ii) the termination of the Put Rights, the Company shall comply with Section 8.1(a) under the Financing Agreement. Such obligation shall survive the termination of the Financing Agreement and the Notes and shall be applicable to this Agreement. For the purposes of this Section 2.3, all of the terms and conditions of the Financing Agreement directly applicable to Section 8.1(a) of the Financing Agreement are incorporated herein by reference; provided that nothing contained in this Agreement shall in any way limit the obligations of the Company that are set forth in the Financing Agreement. For the avoidance of doubt, the Company’s obligations under this Agreement are “Obligations” under the Financing Agreement and the Security Agreement.

2.4 The provisions of this Section 2 shall inure to the benefit of the successors and permitted assigns of the Put Holders.

3. Grant of Call Right.

3.1 During the period from the date hereof until the earlier of (i) the twelve (12) month anniversary of the Closing Date, (ii) the payment in full of the Notes and (iii) the occurrence of any Event of Default of the type described in Section 10.1(c) or (d) of the Financing Agreement, the Company shall have the full, unfettered and unrestricted right (the “Call Right”), but not the obligation, by delivery of a written notice to the Put Holders (the “Call Notice”) at any time during such period, to cause each Put Holder to sell, and each Put Holders shall sell, up to that number of shares of Common Stock held by such Put Holder as set forth in the Call Notice (the “Call Securities”), at a price equal to $1.50 per share (the “Per Share Call Price”); provided, however, that in no event shall the number of Call Securities for such Put Holder be greater than that number of shares of Common Stock set forth opposite the name of such Put Holder under the heading “Maximum Number of Put/Call Securities” on Schedule A attached hereto (as adjusted pursuant to Section 3.3).

3.2 The number of Call Securities to be purchased by the Company as set forth in the applicable Call Notice multiplied by the Per Share Call Price (as adjusted pursuant to Section 3.3) is hereinafter referred to as the “Aggregate Call Price”. The Call Right granted hereby may be exercised by the Company (in the Company’s sole discretion), and as to all or any portion of the shares of Common Stock subject to such Call Right. The Call Right may be exercised more than once.

3.3 In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, mergers or other similar events, the Per Share Call Price and the number of shares subject to the Call Right granted hereunder shall be correspondingly adjusted to give each Put Holder, upon the Company’s exercise of the Call Right granted hereunder, the same aggregate payment as such Put Holder would have been entitled to receive had such Call Right been exercised by the Company immediately prior to such event.

4. Purchase of Call Securities.

4.1 The closing of the purchase of the Call Securities by the Company pursuant to Section 3 (the “Call Closing”), shall take place at the principal office of the Company as soon as practicable but not later than five (5) days (the “Required Call Closing Date”) after a Call Notice has been given to the Put Holders. At the Call Closing, the Company shall deliver the payment for the Call Securities in cash in U.S. dollars by delivery to each Put Holder of the applicable Aggregate Call Price by wire transfer of immediately available funds to an account or accounts designated in writing by such Put Holder prior to the Closing. If for any reason any Put Holder fails or is unable to deliver the required Call Securities held by such Put Holder to the Company on the Required Call Closing Date, then notwithstanding any other provisions of this Section 4, the Company shall thereupon be freely entitled to bring any suit, proceeding or any other action or to otherwise pursue any and all remedies to enforce such Put Holder’s obligations under this Section 4 or to recover damages for the breach of this Agreement by such Put Holder. The violating Put Holder shall reimburse and pay over to the Company the full amount of any and all costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to any such enforcement and/or recovery of damages.

4.2 The provisions of this Section 4 shall inure to the benefit of the successors and permitted assigns of the Company.

5. Remedies. The parties to this Agreement acknowledge and agree that the covenants of the Company and the Put Holders set forth in this Agreement may be enforced in equity by a decree requiring specific performance. Without limiting the foregoing, if any dispute arises concerning the Put Rights, the Call Right or concerning any other provisions hereof or the obligations of the parties hereunder, the parties to this Agreement agree that an injunction may be issued in connection therewith. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement or otherwise.

6. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

7. Entire Agreement; Amendment. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. This Agreement and the other Transaction Documents supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof. No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the Company and the holders of at least seventy percent (70%) of the outstanding Put Securities (provided, that no amendment or waiver hereof shall increase any Put Holder’s obligations hereunder or materially adversely affect the rights of any Put Holder hereunder, in either case, without such Put Holder’s written consent), and any amendment or waiver to this Agreement made in conformity with the provisions of this Section 7 shall be binding on all Put Holders. No such amendment or waiver shall be effective to the extent that it applies to less than all of the Put Holders hereunder. The Company has not, directly or indirectly, made any agreements with any Put Holder relating to the terms or conditions of the transactions contemplated by this Agreement except as specifically set forth herein.

8. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

9. Notices. All notices and other communications necessary or contemplated under this Agreement shall be delivered pursuant to the requirements set forth in the Financing Agreement.

10. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of each of the Put Holders, including by way of a Change of Control; provided, however, that the Company may assign the Call Right hereunder without the prior written consent of the Put Holders to any third party which has agreed to exercise such Call Right and pay the full amount of the Aggregate Call Price in cash to the Put Holders, in each case, contemporaneously with such assignment, and the “Required Call Closing Date” for purposes thereof shall be the date of such assignment; provided further, however, that the sale of the Call Securities to such third party shall not be prohibited under the 1933 Act or applicable state securities laws. No Put Holder shall assign this Agreement or any rights or obligations hereunder other than in connection with the sale, transfer or assignment of its shares of Common Stock without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Any sale, transfer or assignment of any shares of Common Stock by a Put Holder (other than a sale, transfer or assignment to any affiliate of any Put Holder) shall, upon such sale, transfer or assignment, immediately terminate any Put Rights with respect to such shares of Common Stock sold, transferred or assigned.

11. Further Assurances. Each party hereunder shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

13. No Waiver. No failure or delay on the part of any Put Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

14. Headings. All headings and captions in this Agreement are for purposes of references only and shall not be construed to limit or affect the substance of this Agreement.

15. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of Chicago for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

JAMBA, INC.

By:	/s/ Michael Fox
Name:	Michael Fox
Title:	Senior VP, General Counsel and Secretary

PUT HOLDERS:

VICTORY PARK SPECIAL SITUATIONS, L.P.

By: Victory Park Capital Advisors, LLC, its investment manager

By:	/s/ Matthew Ray
Name:	Matthew Ray
Title:	Principal

VICTORY PARK CREDIT OPPORTUNITIES, L.P.

By: Victory Park Capital Advisors, LLC, its investment manager

By:	/s/ Matthew Ray
Name:	Matthew Ray
Title:	Principal